EXHIBIT 10.4

                        SPLIT-DOLLAR INSURANCE AGREEMENT



         THIS is an Agreement between Community First Bank, a South Carolina corporation (the "Employer") and Frederick D. Shepherd, Jr., (the "Employee") dated as of October 1, 2001.

                             BACKGROUND INFORMATION

     A.   The Employee is a valuable employee of the Employer.

     B.   The Employer wants to retain the services of the Employee.

     C. The Employer wants to obtain insurance protection on the life of the Employee.

     D. The Employer and the Employee have agreed to purchase insurance subject to this Agreement.

     E. This split-dollar plan is intended to qualify as a life insurance arrangement under the general tax rules established under Rev. Rul. 64-328, 1964-2 C.B. 11 and Rev. Rul. 66-110, 1966-1 C.B. 12.

         THEREFORE, Employer and Employee agree as follows:

1. Life Insurance. The life insurance policy with which this Agreement deals is Policy Number 15-875-580 (the "Policy") issued by the Northwestern Mutual Life Insurance Company, of Milwaukee, Wisconsin, (the "Insurer") on the life of
Employee. Employee shall be the sole Owner of the Policy and shall have the right to name the beneficiary of an amount of the death proceeds equal to the greater of (a) the cash value of the Policy as of the date to which premiums have been paid, or (b) the aggregate premiums paid by Employee pursuant to this Agreement. Any indebtedness on the Policy and any indebtedness secured by the cash value of the Policy will first be deducted from the proceeds payable to the Employee's beneficiary.

2. Right to Name Beneficiary. Employer shall have the right to name the beneficiary of any remaining proceeds (the "at risk" amount). Any assignment of the proceeds by the Employer shall be limited to the death proceeds only. The Employer hereby designates itself as the beneficiary of the said "at risk" portion of the death proceeds of the Policy.

3. Premium Payment. Each premium of the Policy shall be paid as it becomes due. At the time each premium payment is made, the Employer shall contribute to the payment of each premium. The Employer shall contribute each year an amount equal to the value of the economic benefit attributable to the life insurance protection provided to the Employer under this split-dollar agreement. The "value of the economic benefit" will be computed in accordance with Rev. Rul. 64-328, and Rev. Rul. 66-110, by multiplying, however, the P.S. 58 rates published by the United States government rather than the insurer's one year term rates, times the "at risk" portion of the death proceeds of the Policy.

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Any premium for any waiver of premium benefit shall be paid by the Employee.

4. Policy Dividends. Policy dividends shall be applied to purchase additional paid-up life insurance.

5. Purchase of Insurance Upon Termination. Employee shall not surrender the Policy while this Agreement is in effect without first giving notice to Employer of his intention to surrender. Employer shall have 60 days from the date of such notice to purchase the Policy from Employee.

The purchase price of the Policy shall be the cash surrender value of the Policy as of the date of transfer to Employer, less any policy and premium loans and any other indebtedness secured by the Policy. This restriction shall not impair the right of the Employee to terminate this Agreement pursuant to section 6. The exercise by the Employee of the right to surrender the Policy will terminate the rights of the Employer.

6. Termination of Agreement. This Agreement may be terminated by either party hereto, with or without the consent of the other, by giving notice of termination in writing to the other party. This Agreement shall terminate automatically upon termination of Employee's employment with Employer for any reason whatsoever other than the Employee's death. In the event of termination of the Agreement, Employer shall transfer its right to name the beneficiary of the "at risk" amount to the Employee.

7. Insurance Company Not Liable. The Insurer shall be bound only by the provisions of and endorsements of the Policy, and any payments made or action taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

8. Binding Effect. This Agreement shall bind Employer and its successors and assigns, Employee and his heirs, executors, administrators and assigns, and any Policy beneficiary.

9. ERISA Requirements. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Security Act of 1974:

(a)  The named fiduciary: The Employer.

(b) The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

(c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

(d) For claims procedure purposes, the "Claims Manager" shall be: The Chairman of the Board of Directors of the Employer.

     (1) If for any reason a claim for benefits under this Plan is denied by the Employer, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures


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          to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

          (A) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

          (B) The Claims Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

     (2) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

     (3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals, the Employer by its duly authorized officer, as of the day and year first above written


                              [SIGNATURES OMITTED]






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